Exhibit 99.1
Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Results of
Exchange Offer for its 6.25% Convertible Perpetual
Preferred Stock
DENVER — September 16, 2010 — Whiting Petroleum Corporation (NYSE: WLL) today announced the results of its previously announced offer to exchange up to 3,277,500 shares, or 95%, of its 6.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”) for the following consideration per share of Preferred Stock: (i) 2.3033 shares of the Company’s common stock and (ii) a cash payment of $14.50. The exchange offer expired at 5:00 p.m., New York City time, on September 15, 2010.
The Company has been advised by Computershare Trust Company, N.A., the exchange agent for the exchange offer, that 3,365,854 shares of Preferred Stock, or approximately 97.56% of the outstanding Preferred Stock, were tendered as of the expiration date. Because the exchange offer was oversubscribed, the number of shares that the Company will purchase from each tendering shareholder will be prorated. The Company estimates that the proration percentage will be approximately 97.37%, which is subject to verification by the exchange agent and the Depository Trust Company. Based on the estimated proration percentage, the Company will exchange approximately 7.5 million shares of common stock and approximately $47.5 million in cash for the Preferred Stock accepted in the exchange offer. Whiting expects settlement of the exchange offer to occur on September 17, 2010.
A total of approximately 172,500 shares, or 5%, of Preferred Stock will remain outstanding following the exchange offer.
BofA Merrill Lynch, J.P. Morgan and Wells Fargo Securities acted as joint lead dealer managers for the exchange offer. Additional information regarding the exchange offer may be obtained from Georgeson, the information agent, at (212) 440-9800 or (877) 797-1153 (toll-free) or by contacting BofA Merrill Lynch at (980) 388-9217 or (888) 292-0070 (toll-free), attention Debt Advisory Services, J.P. Morgan at (800) 261-5767 (toll-free), attention: Syndicate Desk, or Wells Fargo Securities at (800) 326-5897 (toll-free), attention: Equity Syndicate Department.
This news release is not an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of the common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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